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                                                           FOR IMMEDIATE RELEASE
                                                                   April 1, 1998
                                                         CONTACT: Cynthia Dutton
                                                                    405.391.8317


                  DOBSON COMMUNICATIONS EXPANDS WIRELESS FOOTPRINT
             COMPLETES RURAL CELLULAR MARKET ACQUISITION IN CALIFORNIA


OKLAHOMA CITY, OK - Dobson Communications Corporation announced today that through an affiliate, Dobson Cellular of California Inc., Dobson has completed the acquisition of the California 4 RSA cellular market. California 4 is located in central California adjacent to Fresno, Modesto, and Yosemite National Park and covers a population base of approximately 363,000.


Commenting on the agreement, Ed Evans, President of Dobson Cellular Systems, stated, "The California 4 market met all of our acquisition criteria making it a perfect match for our company. California 4 is the first property in our new wireless Region Three. The second addition to our new region will be the Santa Cruz MSA, which a definitive agreement was signed last month and announced last Friday."


With the pending Santa Cruz acquisition, Dobson's cellular population base will grow to 2,578,400 and its customer base will rise to nearly 135,000, based on 1997 year-end figures.


Last December, Dobson signed an operating agreement with AT&T Wireless Services to become a part of AT&T's digital wireless network. "The California 4 market is a progressive part of the AT&T operating agreement. We're deploying TDMA IS-136 digital technology in the California 4 market. Our plan with AT&T is to create larger home coverage areas and, along with AT&T, expand the digital system around the country," said Mr. Evans.


Dobson Communications Corporation is a provider of diversified telecommunications products and services headquartered in Oklahoma City, Oklahoma. The Company provides wireless services to customers under the names Dobson Cellular Systems, AirTouch Cellular and Cellular One, and wireline services through Dobson Telephone, Inc., McLoud Telephone Inc., Dobson Fiber Company, Inc., Dobson Network Management, Inc. and Logix Communications Corporation. The Company has operations in nine states, including Oklahoma, Arizona, California, Kansas, Maryland, Missouri, Pennsylvania, Texas, and Colorado.


Dobson Communications Corporation and it's subsidiaries employ more than 500 people.